Exhibit 99.1

Financial Report
April - June 2007

Continued Sales Growth
and
Strong Cash Flow

(Stockholm, July 26, 2007) – – – For the quarter ended June 30, 2007, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported a sales increase of more than 7% to $1,728 million and record-breaking cash flow before financing of $230 million compared to cash flow of $94 million during the same quarter 2006.

Reported operating income amounted to $102 million and was affected by the recently announced $30 million increase in legal reserves. Excluding this item, operating income was $132 million, operating margin 7.7%, income before taxes $119 million, net income $78 million and earnings per share $0.98 (for reconciliation of these non-U.S. GAAP measures see table attached).

For the third quarter 2007, sales are expected to increase by approximately 7% with the organic sales portion growing at 4%. Operating margin is expected to approximate 7% compared to 7.2% in the same quarter 2006.

An earnings conference call will be held at 3:00 p.m. (CET) today July 26. To listen in, call (in Europe) +44-207-947-5033 and (in the U.S.) +1-866-432-7186 or access www.autoliv.com under “News/Calendar”.

2nd quarter

Market Overview
During the second quarter 2007, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated by CSM and J.D. Power to have increased by 1% compared to the same quarter 2006. At the beginning of the quarter, this data indicated a decline of nearly 3%.

In Europe (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production is estimated to have risen by more than 3%. This was due entirely to Eastern Europe where production rose by nearly 16%, more than twice as much as expected. In Western Europe, light vehicle production was flat, which also was better than expected.

In North America, which accounts for approximately one quarter of Autoliv’s consolidated revenues, light vehicle production declined by 2% due to GM, Ford and Chrysler (“the Detroit 3”) cutting their production by nearly 9%. The Asian and European vehicle manufacturers increased their production by nearly 14%.

In Japan, which accounts for one tenth of Autoliv’s consolidated sales, light vehicle production was flat.

Autoliv’s market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with more airbags and other safety systems in response to new crash test programs and regulations. For instance, the U.S. National Highway Traffic Safety Administration (NHTSA) has recently released  its "Suggested Approaches for Enhancement"of its crash-test rating program (NCAP), which could help continue to drive increased safety content in new vehicle models.

Consolidated Sales
During the quarter, Autoliv’s consolidated net sales rose by over 7% to $1,728 million compared to the second quarter 2006. Excluding currency translation effects of 4%, organic sales (i.e. sales excluding translation currency effects, and acquisitions/divestitures) grew by more than 3%. At the beginning of the quarter, organic sales were expected to grow by 2%; however, European vehicle production was stronger than expected.

Growth in organic sales of 3% was driven by higher penetration of curtain airbags and other side protection systems into an increasing number of new vehicle models, an exceptionally strong performance in Japan, as well as by market share gains in steering wheels and safety electronics. Sales were also driven by Autoliv’s strong position in Asia Pacific and Eastern Europe where vehicle production is growing rapidly which is reflected primarily in strong seatbelt sales. These favorable factors were partially offset by production cuts from “the Detroit 3” and continued pricing pressure, especially on frontal airbags.

Sales were particularly strong with BMW, Nissan, Chrysler, Volkswagen and Mitsubishi. Sales grew in all regions, and especially fast in China.

Sales by Product
Sales of airbag products (including steering wheels and electronics) increased by 6% to $1,125 million. Excluding currency effects of 4%, organic sales grew by 2% as a result of the higher penetration rates of curtain airbags (organic sales up 11%) and other side airbags (up 5%) into an increasing number of vehicle models. Higher market share for steering wheels (organic sales up 16%) and safety electronics (up 9%) also contributed to the performance, while sales of frontal airbags declined due to the end of production of certain vehicle models and intensive price competition.

Sales of seatbelt products (including seat sub-systems) rose by 11% to $603 million including currency effects of 5%.  Organic growth of 6% was due to strong performance in all markets except North America where seatbelt sales declined in line with production cuts of “the Detroit 3”.

Sales by Region
Sales from Autoliv’s European companies rose by 8% to $940 million, primarily due to currency effects of 7%. Organic growth of 1% was due to strong sales of seatbelts with pyrotechnic pretensioners and active seatbelts with electric pretensioners as well as a reflection of new business and new vehicle models and the booming vehicle production in Eastern Europe. Sales were also driven by market share gains in steering wheels and the introduction of curtain airbags into such models as Audi’s Q7; BMW’s Mini; Ford’s Galaxy and Mondeo; Kia’s Cee’d; Mercedes C- and E-class; Nissan’s Qashqai; Peugeot’s 207; and Volvo’s C30. Sales of frontal airbags declined due to pricing pressure and the expiration of certain contracts.

Sales from Autoliv’s North American companies increased by 3% to $449 million despite the 2% decline in the region’s light vehicle production. Autoliv’s solid performance reflects vigorous demand for curtain airbags (up 33%) and market share gains in safety electronics (up 15%) and steering wheels (up 15%). Sales of seatbelts were negatively impacted by pricing pressure and the production cuts by “the Detroit 3”. Sales of frontal airbags were also impacted by the expiration of a few contacts. Autoliv’s strong performance in curtain airbags was driven by new business for BMW’s X5; Buick’s Enclave; Chevrolet’s Silverado; Chrysler’s Sebring; GM’s Acadia; Honda’s Odyssey, Pilot and Ridgeline; Nissan’s Altima and Versa; and Saturn’s Outlook and Vue.

Sales from Autoliv’s companies in Japan increased by 11% to $147 million despite negative currency effects of 5%. Organic growth of 16% compares favorably with the flat Japanese vehicle production. Organic growth was recorded in all product lines and was particularly strong in seatbelts due to new business with Honda. Sales were mainly driven by Honda’s CRV; Mazda’s Axela; Mitsubishi’s Outlander; and Toyota’s Rav4.

Sales from Autoliv’s companies in the Rest of the World (RoW) rose by 13% to $192 million. Excluding currency effects of 5%, sales grew organically by 8%. All product lines contributed to the organic sales growth, especially seatbelts with pretensioners and safety electronics. The demand was particularly strong in China (up 51%), partially as a result of sales to Brilliance-Jinbei’s Junjie; Chery’s A; Citroën’s C4; Ford’s Falcon Barra and Territory; Hyundai’s Veracruz; Kia’s Carens; Nanjing Auto’s NAC7; Proton’s Waja; and Samsung’s SM7.

Earnings
Pricing pressure from customers continues while raw material prices have continued to increase. This squeeze on Autoliv from both sides has forced the Company to incur additional costs of at least $7 million during the second quarter for raw materials and for financially distressed suppliers. In addition, sales are growing particularly fast for products with relatively higher component costs. As a result, gross margin in the second quarter declined to 19.9% from 21.4% for the same period 2006. However, gross profit stood unchanged at $344 million thanks to higher sales and currency effects.

Operating income declined by 28% or $39 million to $102 million. Of the decline, 22 percentage points were due to a $30 million increase in provisions for legal disputes (see Other Significant Events) and 6 points or $9 million due to a $12 million increase in Selling, General and Administrative (S,G&A) resulting mainly from currency effects, expansion in Asia and higher cost for professional services, partially offset by reductions in the other operating cost lines.

Operating margin declined from 8.8% to 5.9% and to 7.7% excluding the increase in legal provisions. The 1.5% negative gross margin effect was partially offset by lower RD&E expense in relation to sales. At the beginning of the quarter, operating margin was expected to reach 7.4%.

In June, the purchase accounting analysis for the acquisition of the remaining shares of Autoliv-Mando in Korea (“The Mando Acquisition”) was completed. This resulted in $4 million lower amortization than in the first quarter, half of which is due to a catch-up effect from that quarter.  However, this favorable effect was offset by higher-than-expected restructuring costs.

Income before taxes decreased by 33% to $89 million. Of the decline, 23 percentage points reflect the increase in legal reserves and 10 points or $13 million lower operating income and higher interest expense. Interest expense, net rose by $4 million as a result of higher market interest rates and higher average net debt due primarily to the share repurchase program and Mando acquisition.

Net income declined by 31% or $25 million to $58 million primarily due to the increase in legal reserves which had a negative after-tax effect of $20 million. The remaining decline of $5 million was caused by lower operating income and higher interest expense, while the Mando acquisition had a favorable effect of about $3 million by reducing the minority interest in subsidiaries. The effective tax rate declined slightly to 33.0% from 33.2% for the same quarter 2006.

Earnings per share declined from $1.00 to 72 cents and to 98 cents excluding the effect of increasing legal reserves of 26 cents. Earnings per share was also negatively impacted by 7 cents from lower underlying net income, while the stock repurchase program had a favorable effect of 2 cents, currency effects of 2 cents and taxes of 1 cent. The average number of shares outstanding decreased by 4% to 79.6 million.

Reported return on capital employed decreased to 12% from 18% and reported return on equity declined to 10% from 14%. Of the decreases, 3 percentage points were due to the increase in legal provisions.

Cash Flow and Balance Sheet
Cash flow was exceptionally strong mainly due to a $156 million reduction in operating assets and liabilities. This is a reflection of lower accounts receivable, higher accounts payable and accruals for taxes as well as lower inventories. Cash flow from operations amounted to $311 million compared to $162 million. Cash flow was boosted $26 million from factoring accounts receivables compared to $58 million in the second quarter 2006.

Cash flow before financing was $230 million compared to $94 million in the same period 2006. Capital expenditures, net of $81 million were $2 million higher than depreciation and amortization, and $11 million higher than capital expenditures in the same quarter 2006.

Autoliv has a target that working capital should not exceed 10% of annual sales. During the quarter, this ratio was reduced to 10.1% from 13.0% at the end of March.

In relation to days sales outstanding, receivables decreased to 69 days from 74 days at the end of the first quarter and from 71 days a year ago. Days inventory was 31 as it was at the end of the previous quarter, while it increased from 30 days a year ago.

During the quarter, net debt decreased by $141 million to $992 million and gross interest-bearing debt by $144 million to $1,135 million despite stock buybacks and dividends totaling $87 million. The net debt to capitalization ratio decreased to 29% from 31%.

Autoliv’s policy is to maintain a net debt that is significantly below 3.0 times EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and an interest-coverage ratio significantly above 2.75 times. On June 30, these ratios were 1.4 and 10.3, respectively.

During the quarter, equity decreased by $11 million to $2,426 million or to $30.83 per share due to the $20 million increase of legal reserves, net of tax. Equity increased by $58 million from net income, by $14 million from favorable currency effects, and by $4 million from the exercise of stock options. Equity decreased by $56 million from share repurchases and by $31 million from dividends.

Launches in the 2nd Quarter
•	Buick’s new Enclave: Passenger airbag, Inflatable curtains and safety electronics
•	Chrysler’s new Dodge Kahuna: Frontal airbags, steering wheel, Inflatable curtains, knee airbag and seatbelts with pretensioners
•	Nanjing Auto’sZT: Frontal airbags, side airbags and seatbelts with pretensioners
•	Nissan’s new Rogue: Passenger airbag and seatbelts with pretensioners
•	Peugeot’s new 308: Frontal airbags, knee airbag, safety electronics and seatbelts with pretensioners
•	Toyota’s new Ist: Inflatable curtains
•	Volvo’s new V70 and XC70: Passenger airbag, side airbags, Inflatable curtains and seatbelts with pretensioners

First 6 months

Market Overview
During the six-month period January - June 2007, light vehicle production in the Triad remained virtually unchanged.

In Europe, light vehicle production increased by just over 4%. In Eastern Europe the increase was 17% and in Western Europe less than 1%.

In North America, light vehicle production declined by 5% due to GM, Ford and Chrysler cutting back their production by 11%. The Asian and European vehicle manufacturers increased their North American production by nearly 9%.

In Japan, light vehicle production increased by less than 1% in the six-month period.

Consolidated Sales
For the year’s first six months, sales increased by 8% to $3,427 million, including currency translation effects of 5%. Organic sales growth of 3% is a reflection of Autoliv’s strong position in Asia Pacific and Eastern Europe where both vehicle production and safety content per vehicle are growing rapidly. Sales were also driven by strong demand for curtain airbags; and higher market share for steering wheels and electronics.

Sales of airbag products increased by 6% to $2,229 million. Excluding currency effects of 4%, organic sales grew by 2% due to strong curtain airbags sales, partially offset by declines in frontal airbags.

Sales of seatbelt products increased by 12% to $1,198 million including 6% from currency effects. The 6% increase in organic sales reflects strong vehicle production in Asia Pacific and Eastern Europe, and rapidly increasing demand for pretensioners and active seatbelts.

Sales from Autoliv’s European companies increased by 11% to $1,874 million of which 8% was due to currency effects. Organic growth of 3% was less than the increase in European vehicle production due to the fact that production in Eastern Europe grew much faster than in Western Europe which has higher safety content per vehicle.

Sales from Autoliv’s North American companies increased by 1% to $894 million despite the 5% drop in the region’s light vehicle production. This was due to strong demand for side curtain airbags and market share gains in safety electronics.

Sales from Autoliv companies in Japan increased by 5% to $293 million despite a 4% negative currency effect. Growth in organic sales of 9% was significantly stronger than light vehicle production in Japan that stood virtually unchanged.

Sales from Autoliv companies in the Rest of the World rose by 15% to $366 million including currency effects of 5%. Growth in organic sales of 10% was driven by all product lines supported by an increase of the same magnitude in light vehicle production in the region.

Earnings
Gross profit increased by 1% or $8 million to $681 million due to higher sales. However, gross margin decreased to 19.9% from 21.2% due to higher direct cost and pricing pressure from customers.

Operating income declined by 19% or 54 million to $228 million. Of the decline, 11 percentage points were due to the $30 million increase in legal reserves and 8 points or $24 million to other factors, primarily $22 million higher SG&A expense. Operating margin declined from 8.9% to 6.6% and to 7.5% excluding the increase in legal reserves.  Most of the latter decline was caused by lower gross margin and higher SG&A. Operating income in 2006 was also boosted by capital gains of $6 million.

Income before taxes decreased by 24% or $63 million to $202 million. Of the decrease, 11 percentage points were due to the increase in legal reserves and 13 points or $33 million to other factors, including $9 million in higher net interest due to higher market interest rates and higher average net debt as a result of stock buybacks and the Mando acquisition.

Net income decreased by 26% or $47 million to $131 million. Of the decrease 11 percentage points were due to the increase in legal reserves and 15 points or $26 million to other factors. The Mando acquisition had a favorable effect of $5 million by reducing the minority interest. The effective tax rate rose to 33.0% from 29.7%.

Earnings per share declined from $2.13 to $1.63 and to $1.89 excluding the effect of the increase in legal reserves of 26 cents. Earnings per share was also negatively impacted by 27 cents from lower underlying net income and by 7 cents due to the year-over-year change in discrete tax items. The stock repurchase program had a favorable effect of 5 cents and currency effects of 5 cents. The average number of shares outstanding decreased by 4% to 80.0 million.

Cash Flow and Balance Sheet
Operations generated $401 million in cash and $167 million before financing compared to $301 million and $170 million during the first six months 2006. This year, cash flow has been improved by $18 million from factoring and reduced by $80 million by the Mando acquisition. In 2006, cash flow was boosted by $60 million from the sale of receivables.

Capital expenditures, net amounted to $156 million and depreciation and amortization to $159 million compared to $131 million and $149 million, respectively, last year.

Despite dividends, stock buybacks and the Mando acquisition totalling $237 million, net debt has decreased by $18 million and gross interest-bearing debt by $47 million since the beginning of the year due to the strong cash flow. Net debt to capitalization was 29% as it was at the beginning of the year but increased from 27% a year ago.

Equity increased by $23 million despite stock repurchases of $97 million and dividends of $62 million. Equity was favorably impacted by $131 million from net income, $31 million from currency effects, $10 million from effects of stock compensation and $10 million from the reversal of tax reserves in compliance with FIN-48.

Return on equity amounted to 11% and return on capital employed to 13% compared to 15% and 18%, respectively. The declines are partially due to the higher legal reserves.

Headcount
Total headcount (employees plus temporary hourly workers) decreased by 200 during the quarter to 41,800 or the same as at the beginning of the year. The decrease was due to a reduction of 500 in high-cost countries.

At the end of the quarter, 48% of headcount (and 50% of permanent employees excluding temporaries) were in low-cost countries compared to 43% (and 46%, respectively) a year ago and less than 10% eight years ago, when the reallocation of production started to accelerate.

Prospects
During the third quarter of 2007, light vehicle production in the Triad is expected to increase by 4% due to a 21% increase in Eastern Europe and a 6% increase in North America although from a low level in 2006. Autoliv expects its organic sales to grow by 4% and the Company’s consolidated sales to increase by 7% providing that the current exchange rates prevail.

Operating margin will continue to be negatively affected by high material costs, supplier issues and pricing pressure in the automotive industry. Operating margin for the third quarter is therefore expected to amount to approximately 7%, slightly below the 7.2% level recorded for the same quarter 2006.

For the full year 2007, Autoliv maintains its sales guidance of an expected increase in organic sales of “at least 3%”. The Company also maintains its guidance for the operating margin, although the previous guidance of  “close to 8%” must be adjusted for the increase in legal reserves. Consequently, an operating margin of  “close to 7.5%” is expected for the full year 2007, which implies a margin of approximately 9% during the fourth quarter.

The effective tax rate is projected to amount to 33% as previously communicated.

Other Significant Events

• On July 11, 2007 the United States Federal Circuit Court of Appeals upheld a judgment entered against Autoliv ASP, Inc., a subsidiary of Autoliv Inc. The judgment requires the subsidiary to pay damages of approximately $27 million plus interest to a former supplier. The aggregate amount could total approximately $36 million, depending on the court’s calculation of post-judgment interest which has not yet been made. As a consequence, Autoliv has increased its provision for legal disputes by $30 million that together with existing provisions should cover the amount fully. For effects of the increase in legal reserves, see reconciliation to U.S. GAAP below.

Autoliv has filed a motion with the Federal Circuit Court seeking a rehearing.

• During the quarter, Autoliv repurchased 978,050 shares for $56 million at an average cost of $57.62 per share and during the first six months 1,672,450 shares for $97 million at an average cost of $57.76 per share. Under the existing authorizations, an additional 4.4 million shares can be repurchased.

• At the international scientific conference for “Enhanced Safety of Vehicles (ESV)”, Autoliv introduced two new airbags that could save thousands of lives every year and prevent ten times as many severe injuries. The Bumper Airbag for SUVs (Sport Utility Vehicles) addresses the compatibility problem associated with SUVs and other high-hooded vehicles colliding with passenger cars and other low-profile vehicles. The Front Edge Airbag could save the lives of pedestrians when struck by an SUV.

• Autoliv has started the construction of its fifth facility in Mexico. The new $4 million plant will produce airbags and employ approximately 500 associates.

• Autoliv has received a 2007 Volkswagen Group Award for entrepreneurial performance in product innovation, cost optimization and process improvement and a Honda Productivity Award for superior performance. In addition to these awards, Autoliv has recently received one award from Hyundai-Kia, two awards from General Motors, four awards from Ford and five awards from Toyota. These 14 customer awards are a record high for Autoliv.

Dividend and Next Report
The Company has declared a quarterly dividend of 39 cents per share for the third quarter. This dividend will be paid on September 6 to shareholders of record as of August 9, 2007. The ex-date, when the stock trades without the right to the dividend is August 7, 2007.

Autoliv intends to publish the quarterly report for the third quarter on Thursday October 25, 2007.

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and suppliers, and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings
Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2 - Report 2007

KEY RATIOS

	Quarter		First 6 months		Latest	Full year
	April-June
	2007	2006	2007	2006	12 months	2006

Earnings per share 1)	$0.72	$1.00	$1.63	$2.13	$4.40	$4.88
Equity per share	30.83	28.54	30.83	28.54	30.83	30.00
Cash dividend paid per share	0.39	0.32	0.76	0.64	1.48	1.36
Operating working capital, $ in millions 2)	649	568	649	568	649	724
Capital employed, $ in millions	3,418	3,256	3,418	3,256	3,418	3,413
Net debt, $ in millions 2)	992	913	992	913	992	1,010
Net debt to capitalization, % 3)	29	27	29	27	29	29

Gross margin, % 4)	19.9	21.4	19.9	21.2	19.8	20.4
Operating margin, % 5)	5.9	8.8	6.6	8.9	7.2	8.4

Return on equity, %	9.5	14.2	10.8	15.3	14.8	17.1
Return on capital employed, %	11.9	17.7	13.3	17.7	13.9	16.1

Average no. of shares in millions 1)	79.6	83.0	80.0	83.4	80.8	82.5
No. of shares at period-end in millions 6)	78.7	82.1	78.7	82.1	78.7	80.1
No. of employees at period-end	34,600	34,200	34,600	34,200	34,600	35,700
Headcount at period-end	41,800	40,100	41,800	40,100	41,800	41,800
Days receivables outstanding 7)	69	71	69	73	74	70
Days inventory outstanding 8)	31	30	31	30	33	34

1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt, minority and equity. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding dilution and net of treasury shares. 7) Outstanding receivables relative to average daily sales. 8) Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data)

	Quarter April - June		First 6 months		Latest	Full year
	2007	2006	2007	2006	12 months	2006
Net sales
- Airbag products	$1,125.0	$1,065.7	$2,229.3	$2,104.5	$4,210.2	$4,085.4
- Seatbelt products	603.3	542.2	1,198.2	1,071.3	2,229.5	2,102.6
Total net sales	1,728.3	1,607.9	3,427.5	3,175.8	6,439.7	6,188.0

Cost of sales	(1,384.6)	(1,264.6)	(2,746.4)	(2,502.5)	(5,166.7)	(4,922.8)
Gross profit	343.7	343.3	681.1	673.3	1,273.0	1,265.2

Selling, general & administrative expenses	(93.6)	(81.8)	(185.9)	(163.5)	(347.9)	(325.5)
Research, development & engineering expenses	(109.7)	(110.3)	(221.3)	(213.2)	(405.7)	(397.6)
Amortization of intangibles	(2.7)	(3.8)	(9.6)	(7.6)	(17.1)	(15.1)
Other income (expense), net	(35.8)	(6.0)	(36.4)	(7.1)	(36.3)	(7.0)
Operating income	101.9	141.4	227.9	281.9	466.0	520.0

Equity in earnings of affiliates	2.0	1.7	3.3	3.1	5.4	5.2
Interest income	1.8	2.1	3.8	4.7	7.7	8.6
Interest expense	(14.4)	(10.9)	(29.5)	(21.6)	(54.8)	(46.9)
Other financial items, net	(2.5)	(1.9)	(3.5)	(2.6)	(6.4)	(5.5)
Income before income taxes	88.8	132.4	202.0	265.5	417.9	481.4

Income taxes	(29.4)	(43.9)	(66.7)	(78.8)	(46.8)	(58.9)
Minority interests in subsidiaries	(1.9)	(5.7)	(4.6)	(9.3)	(15.5)	(20.2)
Net income	$57.5	$82.8	$130.7	$177.4	$355.6	$402.3

Earnings per share 1)	$0.72	$1.00	$1.63	$2.13	$4.40	$4.88

1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	June 30	March 31	December 31	June 30
	2007	2007	2006	2006
Assets
Cash & cash equivalents	$136.1	$141.3	$168.1	$125.8
Receivables	1,296.9	1,379.7	1,206.7	1,278.3
Inventories	537.7	540.4	545.4	491.3
Other current assets	150.2	173.7	178.2	163.9
Total current assets	2,120.9	2,235.1	2,098.4	2,059.3

Property, plant & equipment, net	1,182.5	1,167.7	1,160.4	1,120.9
Investments and other non-current assets	188.6	179.0	175.7	158.2
Goodwill assets	1,578.9	1,570.6	1,537.1	1,532.4
Intangible assets, net	143.8	154.8	139.2	147.0
Total assets	$5,214.7	$5,307.2	$5,110.8	$5,017.8

Liabilities and shareholders’ equity
Short-term debt	$312.4	$325.9	$294.1	$82.0
Accounts payable	813.6	792.4	762.5	743.4
Other current liabilities	556.0	513.4	475.0	650.4
Total current liabilities	1,682.0	1,631.7	1,531.6	1,475.8

Long-term debt	822.3	953.1	887.7	959.2
Pension liability	95.7	92.2	93.8	56.6
Other non-current liabilities	133.4	137.1	109.7	110.9
Minority interests in subsidiaries	55.1	55.5	85.1	72.2
Shareholders’ equity	2,426.2	2,437.6	2,402.9	2,343.1
Total liabilities and shareholders’ equity	$5,214.7	$5,307.2	$5,110.8	$5,017.8

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Quarter April - June		First 6 months		Latest	Full year
	2007	2006	2007	2006	12 months	2006

Net income	$57.5	$82.8	$130.7	$177.4	$355.6	$402.3
Depreciation and amortization	78.9	75.7	158.9	148.7	312.8	302.6
Deferred taxes and other	18.4	1.1	18.2	0.8	28.9	11.5
Changes in operating assets and liabilities	156.5	2.6	93.3	(26.2)	(37.1)	(156.6)
Net cash provided by operating activities	311.3	162.2	401.1	300.7	660.2	559.8

Capital expenditures, net	(81.1)	(69.6)	(155.6)	(130.7)	(319.8)	(294.9)
Acquisitions of businesses and other, net	(0.1)	1.8	(78.1)	0.4	(72.0)	6.5
Net cash used in investing activities	(81.2)	(67.8)	(233.7)	(130.3)	(391.8)	(288.4)
Net cash before financing 1)	230.1	94.4	167.4	170.4	268.4	271.4

Net increase (decrease) in short-term debt	(16.4)	(325.4)	8.8	(348.9)	37.6	(320.1)
Issuance of long-term debt	–	166.9	73.7	295.2	147.6	369.1
Repayments and other changes in long-term debt	(137.7)	(65.4)	(137.7)	(158.5)	(137.7)	(158.5)
Dividends paid	(31.0)	(26.6)	(60.6)	(53.4)	(119.3)	(112.1)
Shares repurchased	(56.4)	(46.8)	(96.6)	(102.7)	(215.4)	(221.5)
Stock options exercised	3.8	1.4	7.6	5.5	9.8	7.7
Other, net	0.0	(0.1)	1.5	(0.3)	(1.0)	(2.8)
Effect of exchange rate changes on cash	2.4	11.5	3.9	22.6	20.3	39.0
Increase (decrease) in cash and cash equivalents	(5.2)	(190.1)	(32.0)	(170.1)	10.3	(127.8)

Cash and cash equivalents at period-start	141.3	315.9	168.1	295.9	125.8	295.9
Cash and cash equivalents at period-end	$136.1	$125.8	$136.1	$125.8	$136.1	$168.1

1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
(Dollars in millions, except per share data)

Operating Working Capital

	June 30	March 31	December 31	September 30	June 30
	2007	2007	2006	2006	2006

Total current assets	$2,120.9	$2,235.1	$2,098.4	$2,065.4	$2,059.3
Total current liabilities	(1,682.0)	(1,631.7)	(1,531.6)	(1,414.3)	(1,475.8)
Working capital	438.9	603.4	566.8	651.1	583.5
Cash and cash equivalents	(136.1)	(141.3)	(168.1)	(131.9)	(125.8)
Short-term debt	312.4	325.9	294.1	118.8	82.0
Derivative asset and liability, current	0.1	(0.3)	1.2	0.1	(0.4)
Dividends payable	33.6	31.2	29.6	30.1	28.9
Operating working capital	$648.9	$818.9	$723.6	$668.2	$568.2

Net Debt

	June 30	March 31	December 31	September 30	June 30
	2007	2007	2006	2006	2006

Short-term debt	$312.4	$325.9	$294.1	$118.8	$82.0
Long-term debt	822.3	953.1	887.7	982.8	959.2
Total debt	1,134.7	1,279.0	1,181.8	1,101.6	1,041.2
Cash and cash equivalents	(136.1)	(141.3)	(168.1)	(131.9)	(125.8)
Debt-related derivatives	(6.6)	(5.0)	(3.3)	(2.8)	(2.4)
Net debt	$992.0	$1,132.7	$1,010.4	$966.9	$913.0

Impact Of Legal Reserve Increase

	Quarter April - June			First 6 months
	Non-U.S. GAAP	Increase	Reported	Non-U.S. GAAP	Increase	Reported
	Excl. increase	Amount 1)	U.S. GAAP	Excl. increase	Amount 1)	U.S. GAAP

Operating income	$132.3	$(30.4)	$101.9	$258.3	$(30.4)	$227.9
Operating margin, % 2)	7.7	(1.8)	5.9	7.5	(0.9)	6.6
Income before taxes	119.2	(30.4)	88.8	232.4	(30.4)	202.0
Net income	77.9	(20.4)	57.5	151.1	(20.4)	130.7
Operating working capital	669	(20)	649	669	(20)	649
Capital employed	3,438	(20)	3,418	3,438	(20)	3,418
Return on capital employed, %	15.3	(3.4)	11.9	15.1	(1.8)	13.3
Return on equity, %	12.8	(3.3)	9.5	12.4	(1.6)	10.8
Earnings per share 3)	0.98	(0.26)	0.72	1.89	(0.26)	1.63
Equity per share	31.09	(0.26)	30.83	31.09	(0.26)	30.83

1) Increase in legal reserves based on the estimated costs for a judgment rendered by the U.S. Federal Circuit Court on July 11, 2007. 2) Operating income relative to sales. 3) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

Quarter April - June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	0.5	4.6	2.9	12.7	16.1	21.5	8.4	14.2	3.3	53.0
Currency effects	7.5	65.1	0.2	0.8	(5.3)	(7.1)	5.1	8.6	4.2	67.4
Acquisitions/divestitures	–	–	–	–	–	–	–	–	–	–
Reported change	8.0	69.7	3.1	13.5	10.8	14.4	13.5	22.8	7.5	120.4

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

6 months January - June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	2.4	40.9	1.2	10.3	8.8	24.7	10.1	32.2	3.4	108.1
Currency effects	8.3	140.2	(0.1)	(0.6)	(3.7)	(10.5)	4.6	14.5	4.5	143.6
Acquisitions/divestitures	–	–	–	–	–	–	–	–	–	–
Reported change	10.7	181.1	1.1	9.7	5.1	14.2	14.7	46.7	7.9	251.7